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EXHIBIT 99A.5
STATEMENTS OF INCOME                   U S WEST COMMUNICATIONS, Inc.
(UNAUDITED)
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                         Quarter Ended           Year Ended
                         December 31,     %     December 31,     %
In millions              1995    1994  Change   1995    1994  Change
------------------------------ ------- -------------- ------- -------
OPERATING REVENUES
 Local service          $1,113  $1,032    7.8  $4,344  $4,067   6.8
 Interstate access         604     578    4.5   2,378   2,269   4.8
 Intrastate access         189     188    0.5     747     729   2.5
 Long-distance network     298     310   (3.9)  1,189   1,329 (10.5)
 Other services            171     162    5.6     626     604   3.6
                       ----------------       ----------------
Total operating revenue  2,375   2,270    4.6   9,284   8,998   3.2
                       ----------------       ----------------
OPERATING EXPENSES
 Employee-related          802     723   10.9   3,079   2,930   5.1
 Other operating           428     454   (5.7)  1,587   1,653  (4.0)
 Taxes other than
   income taxes             72      84  (14.3)    371     378  (1.9)
 Depreciation & amort.     523     481    8.7   2,022   1,887   7.2
                       ----------------       ----------------
Total operating
 expenses                1,825   1,742    4.8   7,059   6,848   3.1
                       ----------------       ----------------

 Income from operations    550     528    4.2   2,225   2,150   3.5

 Interest expense          102      88   15.9     386     331  16.6
 Gain on sales of rural
  telephone exchanges       24      34  (29.4)    136      82  65.9
 Other income
  (expense) - net          (15)      3     -      (58)    (20)   -
                       ----------------       ----------------
 Income before income
  taxes and extraordinary
  item                     457     477   (4.2)  1,917   1,881   1.9

 Income taxes              155     179  (13.4)    698     706  (1.1)
                       ----------------       ----------------
 Income before extra-
  ordinary item            302     298    1.3   1,219   1,175   3.7

 Extraordinary item:
  Early extinguishment
  of debt, net of tax       (3)      -     -       (8)      -    -
                       ----------------       ----------------
NET INCOME                $299    $298    0.3  $1,211  $1,175   3.1
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